                                    [FORM OF]
                             FEE WAIVER AND EXPENSE
                              ASSUMPTION AGREEMENT

     This AGREEMENT  made this ____ day of [ ] 2003,  between,  FIRST  FIDUCIARY
TRUST, a Delaware statutory trust (the "Trust"),  on behalf of its series, FIRST
FIDUCIARY  TRUST CORE VALUE FUND (the  "Fund"),  and EVEANS BASH KLEIN,  INC., a
Kansas corporation (the "Adviser").

     WHEREAS,  the Adviser has entered into an Investment  Management  Agreement with the Trust (the "Advisory Agreement"), pursuant to which the Adviser manages the  investment  and  reinvestment  of the assets of the Fund, and for which the
Adviser  is  compensated  based on the  average  net assets of the Fund and such compensation is paid by the Fund ("Advisory Fees"); and

     WHEREAS,  the Trust and the Adviser have  determined that it is appropriate and in the best interests of the Fund and its shareholders to limit the expenses of the Fund;

     NOW, THEREFORE, the parties hereto agree as follows:

          1.   Fee Waiver and Expense  Assumption  by the  Adviser.  The Adviser
               agrees to reduce all or a portion of its Advisory  Fees,  and, if necessary,  to  assume  certain  other  expenses  (to the  extent permitted  by the Internal  Revenue Code of 1986,  as amended) of the  Fund,  to the  extent  necessary  to  limit  the  annualized expenses of the Fund,  expressed  as a  percentage  of the Fund's average net assets, to [ ]% (the "Annualized Expense Limit").

          2.   Duty to  Reimburse  the  Adviser.  If,  at any time,  the  Fund's annualized  expenses,  expressed  as a  percentage  of the Fund's average net assets,  are less than the Annualized  Expense Limit, the Trust, on behalf of the Fund, shall reimburse the Adviser for any Advisory Fees previously  waived and/or  expenses  previously assumed to the extent that the amount of such  reimbursement does not cause the Fund's annualized expenses to exceed the Annualized
               Expense  Limit.  There shall be no  obligation  of the Trust,  on behalf of the Fund, to reimburse the Adviser for waived  Advisory
               Fees or  expenses  that were  assumed  by the  Adviser  more than thirty-six months prior to the date of any such reimbursement.

          3.   Assignment.  No assignment of this Agreement shall be made by the
               Adviser without the prior consent of the Trust.

          4.   Duration and Termination. This Agreement shall continue in effect from the date of its  effectiveness  until January 31, 2005,  and shall continue in effect from year to year thereafter, unless and until the Trust or the  Adviser  notifies  the other party to the
               Agreement,  at least thirty days prior to the end of the one-year
               period  of  its  intention  to  terminate  the  Agreement.   This
               Agreement shall  automatically  terminate upon the termination of the Advisory Agreement.

          5.   Effective  Dates.  This Agreement  shall become  effective on the date first written above.

     IN WITNESS  WHEREOF,  the parties hereto have executed this Agreement as of the date first-above written.

FIRST FIDUCIARY TRUST                      EVEANS BASH KLEIN, INC.

By:      ___________________________       By:      ________________________
Name:                                      Name:
Title:                                     Title: